Exhibit 5.1

December 21, 2006
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
          Re: Form S-3 Registration Statement
Gentlemen:
We have acted as counsel to Dollar Financial Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time by certain stockholders of the Company of up to 5,539,318 shares of common stock, par value $.001 per share (“Common Stock”), of the Company.
In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation and the By-laws of the Company, as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company as we have deemed appropriate.
Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized, validly issued, fully paid and nonassessable.
We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP